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Exhibit 5



                                WARING COX, PLC
                          50 North Front Street #1300
                            Memphis, Tennessee 38103



July 11, 1996


Fred's, Inc.
4300 New Getwell Road
Memphis, Tennessee 38103

Ladies and Gentlemen:

You have requested our opinion in connection with the Form S-4 Registration Statement which is being filed with the Securities and Exchange Commission by Fred's, Inc. ("Fred's"), with respect to the shares of the Class A Voting Common Stock, no par value, of Fred's (the "Shares") to be issued to stockholders of Rose's Stores, Inc., a Delaware corporation ("Rose's"), to Mr.
R. Edward Anderson, and to holders of Rose's options and warrants upon exercise, in the event the proposed Agreement and Plan of Merger among Rose's, FR Acquisition Corp. and Fred's is approved and the transactions contemplated therein are consummated, all as further described in the Registration Statement.

We have examined such records and documents, and have made such investigations of law and fact as we have deemed necessary in the circumstances. Based on that examination and investigation, it is our opinion that, when exchanged with existing shareholders of Rose's, issued to Mr. R. Edward Anderson, or issued pursuant to the exercise of Rose's options or warrants, all in the manner described in the Registration Statement (including all exhibits thereto) and in compliance with the Securities Act of 1933, as amended, and applicable state Blue Sky laws, the Shares will have been duly authorized, validly issued, fully paid and not subject to further assessment.

We consent to the use of our name under the caption "LEGAL MATTERS" in the Proxy Statement/Prospectus included in the Registration Statement and to the filing of this opinion as Exhibit 5 to the Registration Statement.

Sincerely,



/s/ Waring Cox, PLC